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                                                                    Exhibit 99.1

                                 Contact:   Rivian Bell
                                            (310) 827-2327
                                            (888) 477-4319 (24 hours)
                                            jdicomm@ix.netcom.com

FOR IMMEDIATE RELEASE

                  LAMONTS RENEWS $42 MILLION FINANCING PACKAGE
                      WITH BANKBOSTON RETAIL FINANCE, INC.

         KIRKLAND, WASH. - Oct.12, 1999 - Lamonts Apparel, Inc. (OTC:LMNT), which operates 38 family apparel stores in five Northwestern states, announced today that its $32.0 million working capital revolving credit facility with BankBoston, N.A., which was due to mature Jan. 31, 2000, has been renewed through Jan. 31, 2002. In connection with this renewal, Lamonts has exercised the first of its two one-year options to extend its $10.0 million term loan. The term loan, which was due to mature Dec. 26, 1999, was extended through Jan. 31, 2001.

         Under the terms of the agreement, the working capital facility can be increased to a maximum of $38.0 million in October and November to accommodate seasonal inventory requirements. Additionally, the borrowing base formula now allows Lamonts to borrow up to 70 percent of eligible inventory from Jan. 15 to June 30, and 65 percent from July 1 through Jan. 14. Concurrent with these changes, BankBoston, N.A. assigned the agreement to its affiliate, BankBoston Retail Finance, Inc.

         Alan R. Schlesinger, chairman, president, and chief executive officer of Lamonts, affirmed that the company is "very pleased with the bank's continued support of Lamonts, as demonstrated by BankBoston Retail Finance not only extending but enhancing the total financing package."

         Lamonts Apparel, Inc. operates 38 family apparel stores in Alaska, Idaho, Oregon, Utah and Washington. The company is well-known in the Northwest as a retailer of such brand name apparel as Alfred Dunner, Byer of California, Bugle Boy, Lee, Levi, Liz Claiborne, Nike, Ocean Pacific, OshKosh,

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Rafaella, Sag Harbor, and Woolrich. Lamonts is headquartered in Kirkland,
Wash. in the greater Seattle area and employs approximately 1,500 people.

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